Exhibit 10.48

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of January 16, 2019 (the “Effective Date”) by and between Fred Tuomi (the “Executive”) and Invitation Homes Inc. (together with its subsidiaries and affiliates and its and their respective successors and assigns, the “Company”).
WHEREAS, the Executive and the Company are parties to the Term Sheet, dated September 19, 2017 (the “Term Sheet”); and
WHEREAS, the parties hereto have mutually agreed that the Executive’s employment with the Company shall terminate on January 16, 2019 (the “Termination Date”); and
WHEREAS, the Executive and the Company have agreed to resolve and settle all matters with respect to events, including, but in no way limited to, the Executive’s employment and/or service with the Company, and the termination of the Executive’s employment and services, in each case through the date of this Agreement.
NOW THEREFORE, based upon the mutual promises and conditions contained herein, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
1.  Termination.
The Company and the Executive mutually agree that the Executive’s employment with the Company shall terminate effective as of the Termination Date. Executive acknowledges and agrees that on August 27, 2018, the Executive resigned from all positions, offices and titles that the Executive held at the Company.
2.  Separation Benefits.
(a) Qualifying Termination. The parties agree that the termination shall be treated as a Qualifying Termination (or its equivalent) under the Invitation Homes Inc. Executive Severance Plan (the “Severance Plan”) and any other arrangements, including any outstanding equity awards. As such, the Executive shall be entitled to receive the payments and benefits set forth in Schedule I to the Release (as described below and attached as Exhibit A hereto), in consideration for, and contingent on, the Executive’s entrance into this Agreement, specifically including the Executive’s execution and non-revocation of the Release, and the Executive’s strict compliance with all restrictive covenants (the “Restrictive Covenants”) identified herein or in the Severance Plan.
(b)  Release. The Company’s obligations under Section 2(a) are conditioned on the Executive signing, and delivering to the Company, within 21 days of the Termination Date, a release of claims in the form attached as Exhibit A hereto (the “Release”) and not thereafter timely revoking it in accordance with its terms (the date such Release becomes irrevocable in accordance with its terms being the “Release Effective Date”).

Exhibit 10.48

3.  Restrictive Covenants.
Each party acknowledges and agrees that the Restrictive Covenants (including those set forth in the Term Sheet, Appendix A of the Severance Plan and Appendix A of the applicable award agreements under the Incentive Plan) shall continue in full force and effect in accordance with the terms thereof. Any breach of such covenants shall constitute a breach of this Agreement.
4.  Miscellaneous.
(a)  Indemnification. Nothing in this Agreement or elsewhere shall reduce or otherwise adversely affect any rights that the Executive may have to contribution, indemnification, or advancement of expenses (including, without limitation, advancement of attorney’s fees).
(b)  Mitigation. The Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement.
(c)  Tax Withholding; Section 409A. The Company may withhold from any amount or benefit payable under this Agreement any taxes that it is required to withhold by applicable law or regulation. In addition, if the payment or provision of any amount or benefit hereunder at the time specified in this Agreement would subject such amount or benefit to any “additional tax”, interest or penalties under Section 409A of the Code, then the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or the provision of such amount or benefit could be made without incurring such “additional tax”, interest or penalties. In addition, to the extent either party hereto reasonably determines that any provision of this Agreement would subject the Executive to “additional tax”, interest and penalties under Section 409A, the parties agree in good faith to cooperate to reform this Agreement in a manner that would avoid the imposition of such “additional tax”, interest or penalties on the Executive while preserving any affected benefit or payment to the extent reasonably practicable without materially increasing the cost to the Company.
(d)  Amendment or Modification; Waiver. No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be agreed to in writing and signed by Executive and a duly authorized officer of the Company. No waiver by any party hereto of any failure of any other party to keep or perform any covenant or condition of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same, or any other covenant or condition.
(e)  Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of (i) the Company and its successors and assigns and (ii) the Executive and the Executive’s heirs, executors, administrators and legal representatives.
(f)  Beneficiaries/References. The Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit hereunder following the Executive’s death by giving the Company written notice thereof. In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative, as applicable.

Exhibit 10.48

(g)  Entire Agreement. This Agreement (together with Exhibit A and Schedule I thereto) constitutes the entire understanding and agreement between the parties concerning the specific subject matter hereof and supersedes in its entirety, as of the Effective Date, any prior agreement between the parties (including but not limited to the Term Sheet and the Severance Plan, other than as expressly provided in this Section 4).
(h)  Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.
(i)  Notices. All notices required or permitted to be given by either party hereunder shall be in writing and shall be deemed sufficiently given if mailed by registered or certified mail, or personally delivered to the party entitled thereto at the address set forth in the Severance Plan for such party.
(j)  Counterparts. This Agreement may be executed in two or more counterparts with the same effect as if the signatures to all such counterparts were upon the same instrument, and all such counterparts shall constitute but one instrument.
(k)  Headings. The headings of sections and subsections are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

INVITATION HOMES INC.

By:	/s/ Mark A. Solls
	Name:	Mark A. Solls
	Title:	EVP & Chief Legal Officer

Name:	FRED TUOMI

Title:	/s/ Fred Tuomi

Exhibit 10.48

Exhibit A
RELEASE OF CLAIMS
As used in this Release of Claims (this “Release”), the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses, and liabilities, of whatsoever kind or nature, in law, in equity, or otherwise.
For and in consideration of the severance payments and benefits set forth on Schedule I attached hereto (the “Severance Benefits”), and other good and valuable consideration, I, Fred Tuomi, for and on behalf of myself and my heirs, administrators, executors, and assigns, effective the date on which this release becomes effective pursuant to its terms, do fully and forever release, remise, and discharge each of Invitation Homes Inc. (the “Company”) and each of its direct and indirect subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees, and agents (collectively, the “Group”) from any and all claims whatsoever up to the date hereof that I had, may have had, or now have against the Group, for or by reason of any matter, cause, or thing whatsoever, including any claim arising out of or attributable to my employment or the termination of my employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel, or slander, or under any federal, state, or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability, sexual orientation, or any other category protected by law. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Civil Rights Acts, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state, and local laws, or the common law, relating to employment, discrimination in employment, termination of employment, wages, benefits or otherwise. The release contained herein is intended to be a general release of any and all claims to the fullest extent permissible by law.
I acknowledge and agree that as of the date I execute this Release, I have no knowledge of any facts or circumstances that give rise or could give rise to any claims under any of the laws listed in the preceding paragraph.
By executing this Release, I specifically release all claims relating to my employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans.
Notwithstanding any provision of this Release to the contrary, by executing this Release, I am not releasing (i) any right to the Severance Benefits, (ii) any claims that cannot be waived by law, or (iii) my right of indemnification as provided by, and in accordance with the terms of, the Company’s by-laws or a Company insurance policy providing such coverage, as any of such may be amended from time to time. In addition, this Release does not waive my right to receive benefits under any 401(k) plan, equity grant, equity plan, or pension plan, if any, that either (a) have accrued or vested prior to the date of this Release, or (b) are intended, under the terms of such grant or plans, to survive my separation from the Company;
I expressly acknowledge and agree that I -
•Have read and understand the meaning and effect of this Release;
•Am specifically agreeing to the terms of the release contained in this Release because the Company has agreed to pay me the Severance Benefits in consideration for my agreement to accept it in full settlement of all possible claims I might have or ever had, and because of my execution of this Release;
•Acknowledge that, but for my execution of this Release, I would not be entitled to the Severance Benefits;

Exhibit 10.48

•Understand that, by entering into this Release, I do not waive rights or claims under ADEA that may arise after the date I execute this Release;
•Had or could have twenty-one (21) days from the date of my termination of employment (the “Release Expiration Date”) in which to review and consider this Release, and that if I execute this Release prior to the Release Expiration Date, I have voluntarily and knowingly waived the remainder of the review period;
•Have not relied upon any representation or statement not set forth in this Release made by the Company or any of its representatives;
•Was advised to consult with my attorney regarding the terms and effect of this Release; and
•Have signed this Release knowingly and voluntarily.
Notwithstanding anything contained herein to the contrary, this Release will not become effective or enforceable prior to the expiration of the period of seven (7) calendar days following the date of its execution by me (the “Revocation Period”), during which time I may revoke my acceptance of this Release by notifying the Company and the Board of Directors of the Company, in writing, delivered to the Company at its principal executive office, marked for the attention of Mark Solls, the Company’s Executive Vice President and Chief Legal Officer. To be effective, such revocation must be received by the Company no later than 11:59 p.m. on the seventh (7th) calendar day following the execution of this Release. Provided that the Release is executed and I do not revoke it during the Revocation Period, the eighth (8th) day following the date on which this Release is executed shall be its effective date. I acknowledge and agree that if I revoke this Release during the Revocation Period, this Release will be null and void and of no effect, and neither the Company nor any other member of the Company will have any obligations to pay me the Severance Benefits.
The provisions of this Release shall be binding upon my heirs, executors, administrators, legal personal representatives, and assigns. If any provision of this Release shall be held by any court of competent jurisdiction to be illegal, void, or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Release.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF TEXAS, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS. I HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS RELEASE.

Name:	FRED TUOMI

Title:	/s/ Fred Tuomi

Date:	01/17/19

Exhibit 10.48

Schedule I

Severance Benefits

You understand and acknowledge that in accordance with the Invitation Homes Inc. Executive Severance Plan (the “Severance Plan”) and that certain term sheet between you and the Company dated September 19, 2018 (the “Term Sheet”), in addition to the accrued obligations, the Company agrees to pay you the amounts set forth below. You acknowledge that you are not entitled to (and hereby waive any rights under or with respect to) any other severance payments or benefits under any other severance, employment, or similar plans, programs or arrangements of the Company.

(1) Severance. The Company shall pay, in equal installments no less frequently than monthly over 24 months beginning with the first payroll period after the Release Effective Date, $4,000,000, which amount is equal to two times the sum of the Executive’s Base Salary and Target Bonus Amount (as defined in the Severance Plan).
(2) Bonuses. The Company shall pay Executive’s annual bonus based on actual performance in respect of the 2018 calendar year pursuant to the Term Sheet, payable when annual bonuses for such calendar year are paid to other senior executives but no later than March 15, 2019.
(3) Relocation Reimbursement. The Company shall pay to Executive an amount equal to $310,000, payable in a lump sum following the Release Effective Date, which amount reflects reimbursement for expenses incurred by the Executive relative to the Executive’s move to Dallas, Texas and home price protection on the sale of the Executive’s Dallas residence.
You understand and acknowledge that the treatment of any outstanding equity in the Company that was granted to you shall be as described in the Company’s 2017 Omnibus Incentive Plan (the “Incentive Plan”) and each applicable award agreement upon a termination by the Company without Cause (as defined in the Incentive Plan):

(1) 100,618 unvested time-vesting restricted stock units (“RSUs”), granted on November 16, 2017, shall vest as of the Termination Date;
(2) 23,783 performance-vesting RSUs, with a performance period of November 16, 2017 to November 16, 2020, shall remain outstanding and eligible to vest subject to achievement of the INVH TSR Relative to RMS Index CAGR performance condition and in accordance with the terms of the applicable award agreement and the remaining 37,317 performance-vesting RSUs shall be forfeited without consideration;
(3) 20,841 performance-vesting RSUs, with a performance period of November 16, 2017 to November 16, 2020, shall remain outstanding and eligible to vest subject to achievement of the Management Development and CEO Succession Plan performance condition and in accordance with the terms of the applicable award agreement and the remaining 32,701 performance-vesting RSUs shall be forfeited without consideration;
(4) 45,634 performance-vesting RSUs, with a performance period of November 16, 2017 to March 31, 2019, shall remain outstanding and eligible to vest subject to achievement of the Run Rate Annualized Synergies performance condition and in accordance with the terms of the applicable award agreement and the remaining 7,908 performance-vesting RSUs shall be forfeited without consideration;

Exhibit 10.48

(5) 13,312 time-vesting RSUs, granted on March 1, 2018, shall vest as of the Termination Date and the remaining 26,625 time-vesting RSUs shall be forfeited without consideration;
(6) 16,660 performance-based RSUs, with a performance period of January 1, 2018 to December 31, 2020, shall remain outstanding and eligible to vest subject to achievement of the Same Store NOI Growth CAGR performance condition and in accordance with the terms of the applicable award agreement and the remaining 31,264 performance-vesting RSUs shall be forfeited without consideration;
(7) 26,755 performance-based RSUs, with a performance period of January 1, 2018 to December 31, 2020, shall remain outstanding and eligible to vest subject to achievement of the INVH TSR Relative to RMS Index CAGR performance condition and in accordance with the terms of the applicable award agreement and the remaining 50,210 performance-vesting RSUs shall be forfeited without consideration; and
(8) 11,410 supplemental RSUs, granted on March 1, 2018, shall vest as of the Termination Date and the remaining 22,821 supplemental RSUs shall be forfeited without consideration.
In addition, pursuant to the Term Sheet, all 160,816 RSUs awarded to you prior to the Company’s merger with Starwood Waypoint Homes (for which the Executive waived accelerated vesting) will fully vest upon the Termination Date.